UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 2, 2005

PRIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)		77057 (Zip Code)

Registrant’s telephone number, including area code: (713) 789-1400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     On March 2, 2005, Pride International, Inc. concluded that it will restate its consolidated financial statements for 2003, 2002, 2001 and 2000 and for the quarterly periods in 2004 and 2003 to correct certain errors related primarily to transactions initially recorded in periods from 1999 to 2002, but affecting periods from 1999 through 2004. The errors relate to items including, among others, adjustments to the valuation of debt assumed in connection with Pride’s acquisition in 2001 of the interest it did not own in the deepwater semisubmersible rigs Pride Carlos Walter and Pride Brazil and the calculation of charges associated with the subsequent refinancing of the debt; under- and over-depreciation of certain rigs constructed or acquired since 1999; the recording of the foreign exchange calculation of the inventory valuation in Colombia in 1999; a mathematical error in a tax provision in 2002; and adjustments related to the reconciliation of certain accounts payable and the reclassification of certain finance charges. The determination to restate was approved by the audit committee of Pride’s board of directors upon the recommendation of Pride’s senior management.

     Pride currently estimates that the cumulative effect of the errors for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 will result in an increase in net income or a reduction of net loss, as the case may be, for the periods of approximately $1.3 million, $1.1 million and $1.2 million, respectively. Pride estimates that the cumulative effect for the years ended December 31, 2001 and 2000 will result in a decrease in net income for the 2001 period of approximately $2.0 million and an increase in net income for the 2000 period of approximately $0.2 million. Pride plans to complete its evaluation of these matters prior to the filing of its annual report on Form 10-K for the year ended December 31, 2004 and amendments to certain of its previously filed periodic reports. Investors are cautioned not to rely on Pride’s historical financial statements for fiscal years from 2000 to 2003 and for quarterly periods in 2003 and 2004 until such filings have been made.

     As of the date hereof, Pride expects that it will report in its 2004 annual report on Form 10-K a material weakness in internal control over financial reporting related to the complexity and timeliness of Pride’s accounting close process caused primarily by its decentralization and manual processes. Pride has performed and may complete additional substantive testing of its results of operations for 2004 to compensate for these internal control issues. In addition, Pride’s independent registered public accounting firm has not completed its testing, and no assurances can be given that Pride’s completion of its 2004 annual report on Form 10-K, or testing related thereto, will not result in adjustments to the cumulative effects set forth above or the identification of additional internal control deficiencies or material weaknesses.

     Pride cannot assure that the steps it has taken or is taking to address the internal control matters described above will be adequate, that one or more deficiencies will not ultimately be determined to be material weaknesses or that additional control deficiencies will not be identified. If, as expected, Pride concludes that the matters identified above constitute a material weakness, management will be unable to conclude that Pride’s internal control over financial reporting was effective as of December 31, 2004. A discussion of Pride’s internal controls will be included in its 2004 annual report on Form 10-K.

     Pride’s management has discussed the matters described herein with Pride’s independent registered public accounting firm.

     Because preparation and completion of Pride’s financial statements in connection with its 2004 annual report on Form 10-K are ongoing, the financial information presented herein, including the cumulative effects of the errors described above, is preliminary and subject to adjustment.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Louis A. Raspino
Louis A. Raspino
Executive Vice President and Chief Financial Officer

Date: March 8, 2005

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